Exhibit 4.2

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Ally Financial Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. [__]

CUSIP No.: 02005N BR0

ISIN No.: US02005NBR08

7.100% Senior Note due 2027

Ally Financial Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of [__________] MILLION DOLLARS ($[___],000,000) on November 15, 2027.

Interest Payment Dates: May 15 and November 15 (or, if any such day is not a Business Day (as defined on the reverse side of this note), the next succeeding Business Day), commencing on May 15, 2023.

Record Dates: The calendar day immediately preceding the relevant interest payment date.

Dated: November 15, 2022

[ADDITIONAL PROVISIONS OF THIS NOTE ARE SET FORTH ON THE REVERSE SIDE OF THIS NOTE]

WITNESS THE SEAL OF THE COMPANY AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

ALLY FINANCIAL INC.

By:
Name:	David J. DeBrunner
Title:	Vice President, Chief
Accounting Officer and
Controller

By:
Name:	Jeffrey Belisle
Title:	Corporate Secretary

Dated: November 15, 2022

[Signature Page to Senior Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE SECURITIES OF THE
SERIES DESIGNATED THEREIN REFERRED TO
IN THE WITHIN-MENTIONED INDENTURE.

THE BANK OF NEW YORK MELLON,
AS TRUSTEE

By:
Authorized Signatory

Dated:	November 15, 2022

[Signature Page to Senior Note]

[REVERSE SIDE OF NOTE]

7.100% Senior Note due 2027

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Ally Financial Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [__________] MILLION DOLLARS ($[___],000,000) at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, on November 15, 2027, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate of 7.100% per annum at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, in like coin or currency on May 15 and November 15 (each, an “Interest Payment Date”) of each year, beginning on May 15, 2023. Such interest will accrue from and including November 15, 2022, or the most recent Interest Payment Date (whether or not such Interest Payment Date was a Business Day (as defined below)) for which interest had been paid or duly provided for to but excluding the relevant Interest Payment Date. The first payment to be made on May 15, 2023, is in respect of the period from and including November 15, 2022, to but excluding May 15, 2023. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this 7.100% Note (as defined below) is registered at the close of business on the calendar day immediately preceding such Interest Payment Date. At the option of the Company, interest may be paid by check to the registered holder hereof entitled thereto at his last address as it appears on the registry books, and principal may be paid by check to the registered holder hereof or other person entitled thereto against surrender of this 7.100% Note.

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

This 7.100% Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of July 1, 1982 (as may be supplemented from time to time, herein called the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The terms of this 7.100% Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This 7.100% Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this 7.100% Note and the terms of the Indenture, the terms of this 7.100% Note shall control. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as in the Indenture provided. This 7.100% Note is one of two (2) global notes, which together represent all of the Company’s 7.100% Senior Notes due 2027 (CUSIP: 02005N BR0) registered with the United States Securities and Exchange Commission (the “7.100% Notes”, which term shall include any Additional Notes (as defined below)), limited in initial issuance to the aggregate principal amount of $750,000,000. The 7.100% Notes will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months.

The 7.100% Notes are in registered book-entry form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 7.100% Notes do not have the benefit of a sinking fund.

The 7.100% Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, on or after May 14, 2023 (or, if Additional Notes (as defined below) are issued after November 15, 2022, beginning 180 days after the issue date of such Additional Notes), and prior to the Par Call Date, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the 7.100% Notes to be redeemed discounted to the redemption date (assuming that the 7.100% Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 45 basis points less (b) interest accrued on the 7.100% Notes to be redeemed to the date of redemption; and

•	100% of the principal amount of the 7.100% Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On or after the Par Call Date, the 7.100% Notes will be redeemable, in whole or in part, at any time and from time to time, at the Company’s option at a redemption price equal to 100% of the aggregate principal amount of the 7.100% Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If the Company redeems 7.100% Notes at its option, then (a) notwithstanding the foregoing, installments of interest on the 7.100% Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the 7.100% Notes will be payable on that Interest Payment Date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the 7.100% Notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Par Call Date” means October 16, 2027 (the date that is 30 days prior to the maturity date).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each Holder of the 7.100% Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the 7.100% Notes called for redemption.

If less than all of the 7.100% Notes are to be redeemed, the Trustee shall select pro rata or by lot or in such other manner as the Trustee shall deem fair and appropriate the 7.100% Notes to be redeemed, provided that as long as the 7.100% Notes are issued in registered global form, the 7.100% Notes to be redeemed may be selected by DTC in accordance with applicable DTC procedures. The Trustee may select for redemption 7.100% Notes and portions of 7.100% Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of such 7.100% Notes redeemed in part will not be less than $2,000) and shall thereafter promptly notify the Company in writing of the numbers of 7.100% Notes to be redeemed, in whole or in part.

In addition to the covenants of the Company set forth in the Indenture, the Company agrees that (each an “Additional Covenant”):

(a) the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of 7.100% Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the 7.100% Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the 7.100% Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; and

(b) the Company shall furnish to the Holder of this 7.100% Note and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, for so long as any 7.100% Notes remain outstanding during any period when it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or otherwise permitted to furnish the Securities and Exchange Commission with certain information pursuant to Rule 12g3-2(b) of the Securities Exchange Act of 1934.

In case an Event of Default, as defined in the Indenture or herein, with respect to the 7.100% Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. Holders of the 7.100% Notes shall vote as a separate class with respect to any defaults, Events of Default, Covenant Breaches or remedies relating thereto as a result of any covenants, obligations, or provisions affecting only the 7.100% Notes, including the Additional Covenants.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 662/3% in aggregate principal amount of the Securities at the time outstanding (as defined in the Indenture) of all series to be affected by the execution of such supplemental indentures referred to in this sentence (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided that no such supplemental indenture shall

(i) extend the fixed maturity of any Securities, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of any interest thereon, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of all Securities then outstanding. Any such consent or waiver by the Holder of this 7.100% Note shall be conclusive and binding upon such Holder and upon all future Holders of this 7.100% Note and of any 7.100% Note issued upon the registration of transfer hereof, or in lieu hereof, whether or not notation for such consent or waiver is made upon this 7.100% Note.

Holders of the 7.100% Notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the 7.100% Notes, including amendments, modifications or waivers with respect to the Additional Covenants. Holders of 7.100% Notes that contain redemption or mandatory redemption provisions shall vote as a separate class with respect to amendments, modifications or waivers that affect only such provisions. Holders of Securities that are not 7.100% Notes, or, with respect to redemption or mandatory redemption provisions, that do not have such provisions, shall not have any voting rights with respect to such matters.

For the avoidance of doubt, in determining whether the Holders of the required aggregate principal amount of 7.100% Notes have concurred in any direction, consent or waiver, 7.100% Notes which are owned by the Company or any other obligor on the 7.100% Notes, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the 7.100% Notes, shall be disregarded and deemed not to be outstanding for the purpose of any such determination, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, consent or waiver, only 7.100% Notes which a Responsible Officer of the Trustee knows are so owned shall be so disregarded. 7.100% Notes so owned which have been pledged in good faith may be regarded as outstanding for the purposes of this paragraph if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to vote such 7.100% Notes and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any such other obligor. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee.

No reference herein to the Indenture and no provision of this 7.100% Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this 7.100% Note at the place, at the respective times, at the rate, and in the coin or currency, herein prescribed.

The Company may from time to time, without notice to or the consent of the registered holders of the 7.100% Notes, create and issue additional notes (the “Additional Notes”) ranking pari passu with the 7.100% Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes). Such Additional Notes may be consolidated and form a single series with the 7.100% Notes and have the same terms as to status, redemption or otherwise as the 7.100% Notes.

Upon due presentment for registration of transfer of this 7.100% Note at the office or agency designated and maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, pursuant to the provisions of the Indenture, a new 7.100% Note for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the Holder in whose name this 7.100% Note is registered upon the books of the Company to be, and may treat such Holder as, the absolute owner of this 7.100% Note (whether or not this 7.100% Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of or on account of the principal hereof (and premium, if any) and interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement in the Indenture or any indenture supplemental thereto or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This 7.100% Note is governed by and construed in accordance with the laws of the State of New York.

This 7.100% Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned hereby sells,

assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address including postal zip code of assignee the within 7.100% Note of Ally Financial Inc. and hereby irrevocably constitutes and appoints
___________________________________________________ attorney to transfer said 7.100% Note on the books of the within-named Company, with full power of substitution in the premises.

Dated: ____________

SIGN HERE
NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE GUARANTEED